ADI VENDOR AGREEMENT

This Agreement ("Agreement") is made between Honeywell International Inc., a Delaware corporation, acting through the ADI business of its Security group ("ADI"), having an address at 263 Old Country Road, Melville, NY 11747 and G.R.I. ("Vendor"), a corporation, having a place of business at G.R.I. Plaza, Kimball, NE 69145.

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1. Product Terms


1.1. Grant of Product Rights. Vendor grants to ADI, and its Affiliates, the North American right to market, distribute, license, and sublicense the Vendor's products and software, including those identified on Exhibit A (which Exhibit may be amended upon notice to ADI) to this Agreement (individually a "Product" and collectively the "Products") to customers and end users ("Customers") through its standard sales channels. There are no minimum purchase requirements or exclusivity obligations in this Agreement. Affiliate shall be defined as "any person or entity directly or indirectly controlling, controlled by, or under the direct or indirect common control ADI."

1.2. Product Pricing. Vendor shall provide sufficient quantities of Products to ADI at its lowest price (including incentives, rebates and other offers) and longest payment terms then-available to similarly situated customers in similar regions purchasing similar quantities of Product on similar terms to satisfy all purchase orders submitted to it by ADI. Initial pricing for Products shall be as set forth on Exhibit A, which may be amended in accordance with the terms of this Agreement.

1.3. Product Delivery. Products shall be shipped FOB Destination to each of ADI's hub locations, with xxxxx minimum free freight for ADI US hub locations only. In all cases, title passes to ADI upon receipt and acceptance into inventory. If any Product is subject to transportation regulations as a result of such Product's composition, Vendor must notify ADI and comply with such regulations for shipment, and include any markings, paperwork or documentation (including MSDS forms in ANSI 16 Part Format) as may be required by all applicable laws. Vendor shall provide ADI with the UN/NA classification string for each Product and the following information: Country of origin (or manufacture); Harmonized Tariff Classification; Export Commodity Classification Number; and NAFTA status (together with determination methodology).

2. Purchasing

2.1. Purchase Orders. ADI shall issue a Purchase Order to Vendor for all Products (a "Purchase Order"), which shall be binding on the parties, except to the extent of any inconsistencies with this Agreement, in which case this Agreement shall govern. Vendor may only reject a Purchase Order if it cannot meet a delivery date. ADI may terminate any Purchase Order at any time without liability. Time is of the essence for all purposes in this Agreement.

2.2. Product Price Protection. Vendor shall provide at least sixty (60) days written notice to ADI of all price increases. Price decreases are immediately effective and Vendor shall provide a retroactive credit to cover all inventory ordered, on hand or in transit, including all items purchased by ADI during the sixty (60) days prior to such decrease.

2.3. Product Stock Balancing. Each calendar quarter, ADI may return to Vendor for full credit, up to twenty five percent (25%) of the aggregate dollar volume (less returns) of ADI's purchases of Products from Vendor during the preceding quarter. Products must be standard, stocked Product only, in unopened bags, date coded within 5 years prior to return.

2.4. Product Returns. ADI shall have the right to return (at Vendor's expense) any Products (in substantially complete form) for full credit in the event that such Products: (i) are defective in material or workmanship or fail to meet specifications or Purchase Order requirements, (ii) are returned due to Customer's documented dissatisfaction with the Product, excluding non-stocked, custom built, special order products or (iii) are not marked (including UPC bar code) as required by ADI. There will be no returns on discontinued or obsolete Products.

2.5. Right to Audit. ADI may audit Vendor's books and records relating to pricing of Products to ensure compliance with this Agreement. Vendor shall immediately reimburse ADI for all failures to comply, including the full cost of the audit.


3. Payment Terms

3.1. Payment Terms. ADI shall pay all invoices xxxxxxxxx from the date such Product is accepted by ADI.

3.2. Rebate. Vendor shall provide a rebate xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx.

3.3. Offset for Contributions, Discounts, Credits, Rebates and Disputes. Vendor agrees and acknowledges that ADI may set off the amounts of any claim, damage, contributions, discounts, credits, rebates and similar monies to which ADI is entitled against any of ADI's obligations (past, present or future) to Vendor. Vendor waives its rights to dispute claimed credits made by ADI if the dispute is not presented in writing within ninety (90) days from ADI's claim for credit. ADI will offset claimed credits after such 90 day period. If a dispute pertaining to any credit remains unresolved, ADI may return all Products.

3.4. Taxes. All taxes shall be included in the price, except sales, use, excise and value added taxes, each of which, to the extent applicable, shall be separately stated on an invoice. Vendor shall not charge such taxes to, or collect such taxes from ADI if ADI provides Vendor with a resale certificate, exemption certificate, direct pay permit, or other evidence of exemption.

4. Term and Termination

4.1. Term. The term of this Agreement is three (3) years (the "Initial Term") from the date executed by ADI, and shall automatically renew for successive periods of one (1) year (each, a "Renewal Term") until terminated by one party giving at least thirty (30) days written notice to the other party prior to the end of the Initial Term or any Renewal Term.

4.2. Termination. Either party may terminate this Agreement upon thirty (30) days notice in the case of breach by the other party that has not been corrected within such thirty (30) day period. ADI may immediately terminate this Agreement if Vendor is (a) insolvent or is subject to bankruptcy or receivership or (b) fails to comply with any applicable law or regulation in connection with the provision of Products. If this Agreement is terminated by Vendor, ADI shall have the option, at its sole discretion, to return any inventory for full cash credit or to continue to sell the Products previously purchased. Vendor will provide reasonable termination/expiration assistance for 6 months as requested by ADI. Notwithstanding any termination or expiration of this Agreement, those provisions which by their very nature are intended to survive the termination or expiration of this Agreement will so survive such termination or expiration.

5. Product Marketing

5.1. License of Marks. Vendor hereby grants to ADI a non-exclusive, royalty free worldwide license during the term of this Agreement, and for a reasonable period following termination to allow ADI to sell any remaining Products, to use the copyrights, trademarks, names and related designs that Vendor uses and or has created in connection with the marketing, sale and distribution of the Products.

5.2. Product Display Allowance and Point of Purchase Materials. Vendor shall provide to ADI a discount of twenty percent (20%) on the initial order of each Product that may be displayed at any branch. ADI may display such Products in its discretion, but in no case shall Vendor be obligated to provide the display allowance for more than one Product per Branch. Vendor shall supply point of purchase materials in accordance with ADI guidelines in sufficient quantities as directed by ADI for the Term.

5.3. Product Descriptions. Vendor shall provide all Product attributes, pictures and other information with respect to each of Vendor's Products, as directed by ADI, for inclusion in marketing materials and on ADI's ecommerce website.
Vendor shall update such information as appropriate and provide notice to ADI of such update.

5.4. Product Changes. Vendor shall provide no less than 90 days notice to ADI prior to making material changes in the design or discontinuation of Products.

6. Representations and Warranties

6.1. Representations and Warranties. Vendor hereby represents and warrants that:


6.1.1. Conformance to Specifications. The Products will conform to the descriptions contained in their specifications, documentation or users' manuals accompanying such Products, will be merchantable and will be free from defects in materials or workmanship;

6.1.2. Compliance with Applicable Law. The Products have been manufactured, labeled, marked, packaged, shipped and invoiced in compliance with all applicable laws, rules and regulations and shall comply with the laws where ADI shall distribute the Product with regard to permitted levels of restricted or regulated hazardous substances;

6.1.3. Non-Infringement. Neither use, distribution, license, sublicenses or sale of the Product, or Vendor's support services, as contemplated herein (including by Customers) will infringe, misappropriate or otherwise violate any patent, copyright, trademark, service mark, mask work, moral right, trade secret or any other third party proprietary right; there are no inconsistencies in the software which will, either now or in the future, interfere with the license grants made in this Agreement;

6.1.4. Liens. There are no liens or encumbrances on the Products and Vendor will supply lien waivers as requested by ADI;

6.1.5. No Conflicts and Rights Vendor has not and will not make commitments to other parties which conflict with this Agreement and Vendor has the legal right to perform as required by this Agreement; and

6.1.6. Virus Scan. Vendor has used the latest technology to test the Products and such tests have not revealed the presence of any component which could damage the Products, or which could in any manner reveal, damage, destroy or alter any data or other information accessed through or processed by the Product.

6.2. Epidemic Failure. If more that 3% of any batch of Products or of the aggregate Products sold and delivered to ADI exhibit a similar failure, then an "Epidemic Failure" shall be deemed to have occurred. In the case of an Epidemic Failure, ADI shall have the right to return all Product at Vendor's cost.

7. Product Support

7.1. Product Support. Vendor shall provide telephonic support to each of ADI's customers at no charge. ADI shall not be listed as an authorized service provider for any Products.

7.2. Product Warranty. The terms and conditions of warranties on each Product are assignable to the Customers by ADI and provide for a minimum coverage equal to the greater of the Products standard warranty or of one year from date of sale of hardware and 30 days from licensure in the case of software. Vendor shall provide ADI with a Product credit for all Products accepted by ADI as bad out of box, which are ultimately determined to be defective.

8. Mutual Confidentiality

8.1. Confidentiality Obligations. ADI shall keep confidential all of Vendor's Confidential Information and Vendor shall keep confidential all of ADI's Confidential Information. The provisions of this section shall be mutual and reciprocal. ADI must approve in writing all press releases to be issued by Vendor containing any reference to ADI before publication regardless of whether it includes Confidential Information.

8.2. Use. "Confidential Information" means any information that is disclosed to the other party for the purpose of performing the obligations and fulfilling the intent and objectives of this Agreement ("Purpose"). Each party's obligations of confidentiality with respect to the other party's Confidential Information shall continue for five years from the date of receipt but a party's right to use such information shall terminate with this Agreement. Confidential Information may only be used by the recipient's authorized individuals who have an obligation to maintain the confidential nature of the material, solely in connection with the Purpose. Each Party retains ownership of its Confidential Information including, without limitation, all rights in patents, copyrights, trademarks and trade secrets. Each party shall have the right to disclose the Confidential Information as required by law upon prior notice to the disclosing party. Each party shall have the right to independently developed material without use of discloser's Confidential Information.

9. Indemnification, Limitation of Liability and Product Liability Insurance.


9.1. Indemnification. Vendor shall indemnify, defend and hold ADI harmless from any claim, loss, damage, expense (including, without limitation, reasonable court costs and attorneys' fees), suit, action, liability, or litigation incurred either directly by ADI, or its affiliates, or in the form of a third party claim by a Customer ("Indemnified Claims") which may arise out of, relate to, or be connected in any way with (i) the transactions contemplated by or purpose of this Agreement, including ADI's marketing and resale or sublicense of Products, (ii) Vendor's breach of the terms of this Agreement, (iii) Vendor's negligence, willful misconduct or claims alleging product liability, or (iv) in the case of intellectual property, any (x) infringement, (y) unlawful disclosure or misappropriation or (z) violation of third party intellectual property rights. Vendor will not enter into any settlement without ADI's prior written consent, which will not be unreasonably withheld. If any injunction or restraining order is issued, Vendor will, at its expense, either (I) obtain for ADI, or its Customers, the right to continue using and selling the Products or
(II) replace or modify the Products to make them non-infringing; without any loss of functionality, including labor incurred in connection with such replacement.

9.2. LIMITATION OF LIABILITY. IN NO EVENT SHALL ADI BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY AND ALL DAMAGES FROM BUSINESS INTERRUPTION, LOSS OF PROFITS OR REVENUE, COST OF CAPITAL OR LOSS OF USE OF ANY PROPERTY OR CAPITAL) EVEN IF ADI OR VENDOR HAS BEEN ADVISED OF, OR IS OTHERWISE AWARE OF, THE POSSIBILITY OF ANY SUCH DAMAGES AND/OR CLAIMS. THE EXCLUSION OF SUCH DAMAGES AND/OR CLAIMS SHALL BE DEEMED INDEPENDENT OF, AND SHALL SURVIVE, ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY UNDER ANY WARRANTY AND/OR THESE TERMS AND CONDITIONS. THESE EXCLUSIONS AND LIMITATIONS ON DAMAGES AND THE INDEMNIFICATION CONTAINED IN THIS AGREEMENT SHALL APPLY REGARDLESS OF HOW THE LOSS OR DAMAGE MAY BE CAUSED AND AGAINST ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, INDEMNITY, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY. ADI'S LIABILITY FOR ANY LOSS OR DAMAGE ARISING OUT OF, CONNECTED WITH OR RESULTING FROM THE AGREEMENT, OR FROM THE PERFORMANCE OR BREACH THEREOF, OR FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR OR USE OF ANY PRODUCT COVERED BY OR FURNISHED UNDER OR IN ACCORDANCE WITH THESE TERMS AND CONDITIONS SHALL IN NO CASE EXCEED $1,000.

9.3. Insurance. Vendor will maintain and carry liability insurance in an amount no less than the greater of (a) the minimum amount required by applicable law, or (b) the following coverages: commercial general liability (including product liability and, for services to be performed, completed operations liability) in a sum of no less than $2 million (can be CGL or a combination with an umbrella policy), worker's compensation in an amount no less than the applicable statutory minimum requirement, and employer's liability in an amount of no less than $1 million, all with insurance carriers with an AM Best rating of no less than A or equivalent. Prior to commencing performance under this Agreement, Vendor will furnish valid Certificates of Insurance to ADI evidencing the insurance required herein. Each Certificate of Insurance will provide that 30 days prior written notice must be given to ADI in the event of cancellation or material change of insurance coverage and must contain the following endorsements: (a) Honeywell International Inc., by and through its ADI line of business is named as an additional insured and additional loss payee on each of the liability insurance policies except Worker's Compensation; (b) the insurance carrier extends the coverage to include the contractual liability of the Vendor arising by reason of the indemnity provisions of this Agreement; and (c) the insurance carrier waives all rights of subrogation against Honeywell International Inc, by and through its ADI line of business. For avoidance of doubt, the limitations of liability set forth in this Agreement will not be construed to limit ADI's right to pursue claims payable under this Section.

10. General Provisions

10.1. Integration, Waiver, Exhibits, Assignment, Amendment and Severability. No party shall waive a provision by prior failure to enforce such provision. This Agreement may only be amended in a writing signed by authorized representatives of the parties. This Agreement and the Exhibits hereto contain all of the agreements between the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement may not be assigned in whole or in part by Vendor. Descriptive headings shall not affect the meaning or construction of the Agreement. Illegal, invalid or unenforceable provisions shall be stricken to the extent necessary to make the remaining portion of the provision legal, valid and enforceable, if possible, and all other provisions of this Agreement shall remain in full force and effect. Parties will attempt to substitute a replacement provision for the offending provision with a similar effect.


10.2. Export/Import Compliance. Vendor shall comply with all local laws and regulations applicable to the installation, use, import, export and re-export of the Products. Vendor assumes all responsibility and liability for any shipments to ADI's designated destination requiring export clearance by the country of origin or import clearance by the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security. Vendor agrees to provide free of charge to ADI upon request, evidence of exportation or duty exemption and accurate and complete customs invoices acceptable to the authorities

10.3. Code of Conduct. Vendor will comply with Honeywell International Inc.'s Code of Conduct, which can be found at http://www51.honeywell.com/honeywell/ common/documents/1.4_CodeOfConduct.pdf

10.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York without regard to any conflicts of law provisions and shall benefit and be binding upon the parties hereto and their respective successors and assigns. The courts within the Southern or Eastern Districts of New York shall have exclusive jurisdiction to adjudicate any dispute arising out of the validity or interpretation of this Agreement. ADI and Vendor expressly agree to exclude from this Agreement the United Nations Convention on Contracts for the International Sale of Goods, 1980, and any successor thereto.

10.5. Counterparts and Facsimile Execution. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. Facsimile shall constitute good and valid execution and delivery of this Agreement.

10.6. Notices. Every communication between the parties relating to the this Agreement must be in writing and shall be deemed received when delivered either: five (5) calendar days after mailing by certified mail, return receipt requested and postage prepaid; or one (1) business day after deposit for next day delivery with a commercial overnight carrier provided the carrier obtains a written verification of receipt from the receiving party; or by facsimile transmission, addressed to the proper party with confirmation receipt that the facsimile was transmitted satisfactorily.

Addresses for Notices:
If to ADI:
263 Old Country Road
Melville, New York 11747
Attention: Ronnie Schauder
Facsimile: 631-692-3450


If to Vendor:
Attention:
Facsimile:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 16th day of February, 2011.

Honeywell International Inc., acting through  	        Vendor name
the ADI business of its Security group
By __/s/  Michael Flink___				By By__/s/  Ken R. Risk
Name: Michael Flink					Name: Ken R. Risk
Title: President ADI Americas				Title President / CEO
Date  02/16/2011					Date  02/15/2011